Exhibit 10.3

MONITORING FEE AGREEMENT

This MONITORING FEE AGREEMENT (this “Agreement”) is dated as of January 29, 2018, and is among Gates Industrial Corporation plc, a public limited company incorporated under the laws of England and Wales (the “Company”), Gates Corporation, a Delaware corporation (“Gates Corporation” and, together with the Company, the “New Gates Parties”), Blackstone Management Partners L.L.C., a Delaware limited liability company (“BMP”) affiliated with The Blackstone Group L.P. (“Blackstone”), and Blackstone Tactical Opportunities Advisors L.L.C., a Delaware limited liability company affiliated with Blackstone (“BTOA” and, together with BMP, the “Managers”).

BACKGROUND

1. On July 3, 2014, Omaha Topco Ltd., an exempted company incorporated in the Cayman Islands (“Topco”), Omaha Intermediate Holding LLC, a Delaware limited liability company (“Intermediate”), Omaha Holdings LLC, a Delaware limited liability company (“Omaha Holdings”), Gates Global LLC, a Delaware limited liability company (“Gates Global”), Finco Omaha Ltd, a limited company incorporated under the laws of England and Wales (“Finco”), Omaha Acquisition Inc., a Delaware corporation (“Omaha Acquisition”), and Gates Corporation (then known as The Gates Corporation) (together with Topco, Intermediate, Omaha Holdings, Gates Global, Finco and Omaha Acquisition, the “Existing Gates Parties”) entered into the Transaction and Monitoring Fee Agreement with the Managers (the “Existing Agreement”). The Existing Agreement is being terminated concurrently with the execution of this Agreement.

2. Each of the Managers have expertise in monitoring and providing advice with respect to the business of companies such as the New Gates Parties and their respective subsidiaries and the industry in which they operate, so as to help maximize their value. In accordance with the Existing Agreement, the Managers have been providing to the Existing Gates Parties the monitoring and other services described therein.

3. The Company intends to consummate an initial public offering of its ordinary shares, par value $0.01 per share (the “IPO”). Under the terms of the Existing Agreement, upon consummation of the IPO, the Managers’ obligation to provide such monitoring and other services would terminate, and in connection therewith the Managers would be entitled to receive a lump sum termination payment equal to the present value of the estimated monitoring fees that would have accrued through the tenth anniversary of the Existing Agreement, but not to exceed three years of future monitoring fees.

4. The New Gates Parties seek to continue to receive such monitoring services following the consummation of the IPO, and the Managers are willing to continue providing such services and forego receiving such lump sum termination payment in consideration of their continuing to receive the regular monitoring fees provided for in this Agreement.

5. This Agreement (a) eliminates the Managers’ entitlement to such lump sum termination payment, (b) extends the Managers’ obligation to provide monitoring and other services for a period not to exceed the second anniversary of the date of this Agreement, and

(c) extends the Managers’ right to receive monitoring fees from the New Gates Parties for a period not to exceed the end of the fiscal quarter in which the second anniversary of this Agreement occurs.

In consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

SECTION 1. Monitoring Services.

(a) Benefits from Ongoing Services. Following consummation of the IPO, the New Gates Parties seek to continue to avail themselves of the Managers’ expertise in providing the monitoring and other services referenced below. The New Gates Parties believe that this will be beneficial to them, their respective subsidiaries and the Company’s ultimate equityholders, and each of the Managers is willing to provide such ongoing services in consideration of the payment of the monitoring fees described below and the other rights provided to them under this Agreement. Accordingly, the New Gates Parties hereby engage the Managers to continue to render to them and their respective subsidiaries the Monitoring Services described below on the terms and subject to the conditions described in this Agreement.

(b) Services to be Provided. Until the Exit Date (as defined below), utilizing such of its officers, employees, representatives, and agents, and indirectly through other persons and entities, in each case as each Manager in its sole discretion may designate from time to time (collectively “Representatives”), but subject to Section 1(d), each Manager, severally and not jointly, will render to the New Gates Parties and their respective subsidiaries such monitoring, advisory and consulting services as the New Gates Parties may from time to time request in the following areas in relation to the affairs of the New Gates Parties and their respective subsidiaries:

•	advice regarding financings and regarding the New Gates Parties’ and their respective subsidiaries’ relationships with lenders and bankers,

•	advice regarding the selection, retention and supervision of independent auditors, outside legal counsel, investment bankers and other advisors or consultants,

•	advice regarding “Environmental, Social and Governance” issues pertinent to the affairs of the New Gates Parties and their respective subsidiaries,

•	advice regarding the strategic direction of the business of the New Gates Parties and their respective subsidiaries, and

•	such other advice directly related to or ancillary to the above advisory services as may be reasonably requested by the New Gates Parties

(collectively, the “Monitoring Services”).

(c) Implementation of Monitoring Services. The New Gates Parties shall at all times retain final decision-making authority with respect to advice received through the Monitoring Services. The officers and directors of the New Gates Parties shall control and direct the implementation, if any, of such advice, subject to the oversight and control of the Company’s board of directors.

(d) No Other Services. Except as otherwise set forth in this Agreement, the Managers will have no obligation to provide any consulting or other services to the New Gates Parties absent an agreement between the relevant Manager, on the one hand, and either New Gates Party, on the other hand as the case may be, with respect to the scope of such other services and the payment to be made to the relevant Manager for providing such other services. It is further expressly agreed that the Monitoring Services to be rendered hereunder will not include “Ops Support”, as defined in and provided in accordance with the Support and Services Agreement dated the same date as this Agreement, nor will the Monitoring Services, Ops Support or any other service provided by the Managers hereunder include investment banking or other financial advisory services, such as Blackstone’s capital markets advisers program, which may be provided by a Manager or any of its affiliates to either New Gates Party, or any of their affiliates, in connection with any specific acquisition, divestiture, disposition, merger, consolidation, restructuring, refinancing, recapitalization, issuance of private or public debt or equity securities, financing or similar transaction by either New Gates Party or any of their respective subsidiaries. A Manager may be entitled to receive additional compensation for providing services of the type specified in the preceding sentence by mutual agreement of the applicable New Gates Party or such subsidiary, on the one hand, and the relevant Manager or its relevant affiliate, on the other hand.

(e) Definitions. The “Exit Date” is the first to occur of (i) the second anniversary of the Closing Date and (ii) the date on which Blackstone Capital Partners (Cayman) VI L.P. (together with its affiliated co-investing funds, “BCP”), BTO Omaha Holdings L.P. (“BTO Holdings” and, together with BCP and their respective affiliated co-investing funds, the “Sponsors”) and their respective affiliated co-investing funds have beneficial ownership (as defined in the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder) of less than 5% of the ordinary shares of the Company or its direct or indirect controlling parent, as applicable, and such stake has a fair market value (as determined by the Sponsors) of less than $25 million.

SECTION 2. Fees for Monitoring Services.

(a) Monitoring Fee – General. In consideration of the Monitoring Services being rendered by or at the direction of each Manager, the New Gates Parties will, on a joint and several basis, pay or cause to be paid to each Manager in respect of the period during which the Monitoring Services are required to be provided under this Agreement its share of an annual non-refundable and irrevocable fee in the amount determined in accordance with this Section 2 (the “Monitoring Fee”). The Monitoring Fee will be payable annually in advance and will be subject to adjustment as described below.

(b) Annual Monitoring Fee. Pursuant to the Existing Agreement, one or more of the Existing Gates Parties has paid to the Managers a monitoring fee in respect of the

Company’s fiscal year ending on or about December 31, 2018. On the first business day of each fiscal year of the Company that begins after the closing date of the IPO (the “Closing Date”), and as the Monitoring Fee in respect of that fiscal year, the New Gates Parties will, jointly and severally, pay to the Managers, allocated between them as described below, an amount (subject to subsequent adjustment as described below) equal to 1% of management’s then current estimate/projection of Consolidated EBITDA (as defined below) for such fiscal year as most recently presented to the Company’s board of directors. No Monitoring Fees will be payable in respect of fiscal years of the Company beginning after the fiscal year of the Company in which the Exit Date occurs. The Monitoring Fee for the fiscal year in which the Exit Date occurs will be reduced by an amount equal to the Monitoring Fee otherwise payable in respect of such entire fiscal year times a fraction, the numerator of which is the number of full fiscal quarters of the Company during such fiscal year, which quarters begin after the Exit Date, and the denominator of which is four.

(c) Post-Fiscal Year True-up. The Credit Agreement, dated as of July 3, 2014, among Gates Global, the guarantors party thereto from time to time, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, the lenders party thereto, and the other agents party thereto (as amended or supplemented, the “Credit Agreement”) has a definition of “Consolidated EBITDA” of Gates Global or, if applicable, the top level parent of Gates Global that is a guarantor of Gates Global’s indebtedness under the Credit Agreement (either Gates Global or, if applicable, such parent entity, the “Top Level Credit Party”). After the preparation of audited financial statements following the end of each fiscal year of the Company, the chief financial officer of the Company will, no later than the corresponding deadline prescribed under the Credit Agreement for the Top Level Credit Party, certify to the Managers the amount of Gates Global’s Consolidated EBITDA for that fiscal year (with respect to Gates Global and a particular fiscal year of Gates Global, “Consolidated EBITDA”), calculated on the basis of the Credit Agreement’s definition thereof as though Gates Global were the Top Level Credit Party under the Credit Agreement, as derived from the Company’s or the Gates Global’s audited income statement. If 1% of such certified Consolidated EBITDA is greater than the Monitoring Fee previously paid to the Managers in accordance with Section 2(b) (including the fee paid prior to the IPO covering the fiscal year in which the IPO occurs) in respect of Monitoring Services rendered during that fiscal year, then, within two business days of such certification, the New Gates Parties will, jointly and severally, pay or cause to be paid to the Managers their respective shares of the amount of such excess as an upward adjustment to the Monitoring Fee payable for such fiscal year. If 1% of such certified Consolidated EBITDA is less than the Monitoring Fee previously paid to the Managers in accordance with Section 2(b) in respect of Monitoring Services rendered during that fiscal year, then, within two business days of such certification, the Managers, severally and not jointly, allocated between them in the same manner as such Monitoring Fee previously paid was allocated, will pay or cause to be paid to the Company (or, at the direction of the Company, a subsidiary of the Company) the amount of such shortfall as a downward adjustment to the Monitoring Fee previously paid to the Managers in respect of the Monitoring Services rendered during such fiscal year. In the absence of any required repayment in respect of an excess fee previously paid to a Manager, the New Gates Parties may apply such required repayment amount, by way of offset, against any future payment otherwise owing to the applicable Manager.

(d) Inability to Pay Fee When Due. To the extent the New Gates Parties cannot pay, or cause to be paid, the Monitoring Fee for any reason, including by reason of any prohibition on such payment pursuant to any applicable law or the terms of any debt financing of the New Gates Parties or any of their respective subsidiaries, the payment by the New Gates Parties or any of their respective subsidiaries to the Managers of the accrued and payable Monitoring Fee will be deferred and will be payable immediately on the earlier of (i) the first date on which the payment of such deferred Monitoring Fee is no longer prohibited under any contract applicable to the Company and the Company or its subsidiaries, as applicable, is otherwise able to make such payment, or cause such payment to be made, and (ii) total or partial liquidation, dissolution or winding up of the Company. Notwithstanding anything to the contrary herein, under any applicable law or under any contract applicable to the New Gates Parties or any of their respective subsidiaries, any forbearance of collection of the Monitoring Fee by the Managers shall not be deemed to be a subordination of such payments to any other person, entity or creditor of the Company or its subsidiaries. Any such forbearance shall be at each Manager’s sole option and discretion and shall in no way impair the Manager’s right to collect such payments, provided that if BMP exercises any such forbearance, BTOA will do likewise. Any installment of the Monitoring Fee not paid on the scheduled due date will bear interest, payable in cash on each scheduled due date, at an annual rate of 10%, compounded quarterly, from the date due until paid.

(e) Allocation of Monitoring Fees and Rebates. As between BMP and BTOA, BMP will be entitled to receive the entirety of each Monitoring Fee payable under this Section 2, less the BTOA Portion applicable to such payment, and BTOA will be entitled to receive the BTOA Portion, as calculated for the relevant period on a daily basis for purposes of payments and rebates, with an appropriate adjustment for changes applicable to a period where the applicable payment has been made in advance. The “BTOA Portion” will be calculated and will accrue on a daily basis by multiplying the applicable fee amount by a percentage equal to the BTOA Percentage of Monitoring Services Provided. The proportion of the Monitoring Services to be provided by BTOA (expressed as a percentage, the “BTOA Percentage of Monitoring Services Provided”) shall be equal to the proportion of the total number of shares of the Company then held by BTO Holdings relative to the total number of shares of the Company then held by the Sponsors and any other investment fund, co-investment vehicle, other investment vehicle or similar entity for which the general partner, advisor or manager of any Sponsor (or any affiliate of such general partner, advisor or manager) serves as the general partner, manager or advisor.

SECTION 3. Reimbursements. In addition to the fees payable pursuant to this Agreement, the New Gates Parties will, jointly and severally, pay, or cause to be paid, directly, or reimburse the Managers and their affiliates for, their respective Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the reasonable out-of-pocket costs and expenses incurred by the Managers and their affiliates in connection with the Monitoring Services (including prior to the Effective Time), including (a) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel and other consultants or advisers, retained by the Sponsors, the Managers or any of their affiliates in connection therewith, (b) costs of any outside services or independent contractors such as financial printers, couriers, business publications, online financial services or similar services, retained or used by the Sponsors, the Managers or any of their respective affiliates in connection therewith, and (c) transportation, per diem costs, word processing expenses or any similar expense incurred in connection therewith not associated with the Sponsors, the Managers or their affiliates’ ordinary operations. All payments or reimbursements for Out-of-Pocket Expenses and such allocated costs will be made within 20 days of the request for payment or reimbursement.

SECTION 4. Indemnification.

(a) General. The New Gates Parties shall, on a joint and several basis, indemnify and hold harmless each Manager, its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an “Indemnified Party”) from and against any and all actions, suits, proceedings, investigations, losses, demands, claims, damages, liabilities, costs, charges and expenses (including, without limitation, attorneys’ fees and expenses and any other litigation-related expenses), including in connection with seeking indemnification, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the Monitoring Services (including any similar services rendered after receipt of the final monitoring fee payment hereunder), whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, demand, suit, investigation or proceeding is initiated, brought or threatened by either New Gates Party or any other party, and regardless of whether initiated, brought or threatened before or after the Exit Date. The New Gates Parties shall, on a joint and several basis, reimburse any Indemnified Party for all costs and expenses (including attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any such pending or threatened action, claim, demand, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any such matter related to or arising therefrom, whether or not such Indemnified Party is a party thereto. The New Gates Parties each agrees that it shall not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened action, claim, demand, suit, investigation or proceeding contemplated by this Section 4 (if any Indemnified Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability, known or unknown, without future obligation or prohibition on the part of the Indemnified Party, related to, arising out of or in connection with such action, claim, suit, investigation or proceeding, and does not contain an admission of guilt or liability on the part of the Indemnified Party. The New Gates Parties will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, demand, damage, liability, cost or expense of an Indemnified Party that is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The attorneys’ fees and other expenses of an Indemnified Party shall be paid by one of the New Gates Parties as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is judicially determined by a final, non-appealable judgment of a court of competent jurisdiction that the Liabilities in question resulted solely from the gross negligence or willful misconduct of such Indemnified Party.

(b) Primary, Non-Exclusive Rights. The rights of an Indemnified Party to indemnification hereunder will be in addition to any other rights and remedies any such person may have under any other agreement or instrument to which the Indemnified Party is or becomes a party or is or otherwise becomes a beneficiary or under any law or regulation. In that regard, each of the New Gates Parties acknowledges and agrees that the New Gates Parties will, on a joint and several basis, be fully and primarily responsible for the payment to an Indemnified Party in respect of indemnification or advancement of expenses in connection with any jointly indemnifiable claim (as defined below), pursuant to and in accordance with the terms of this Agreement, irrespective of any right of recovery the Indemnified Party may have from the Indemnitee-related entities (as defined below). Under no circumstance shall the New Gates Parties be entitled to any right of subrogation or contribution by the Indemnitee-related entities and no right of advancement or recovery the Indemnified Party may have from the Indemnitee-related entities shall reduce or otherwise alter the rights of the Indemnified Party or the obligations of the New Gates Parties hereunder. In the event that any of the Indemnitee-related entities shall make any payment to the Indemnified Party in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the Indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Party against the New Gates Parties and the Indemnified Party shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-related entities effectively to bring suit to enforce such rights. Each of the New Gates Parties and each Indemnified Party agree that each of the Indemnitee-related entities shall be third-party beneficiaries with respect to this Section, entitled to enforce this Section as though each such Indemnitee-related entity were a party to this Agreement.

(c) Definitions. For purposes of Section 4(b), the following terms shall have the following meanings:

(i) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which an Indemnified Party shall be entitled to indemnification or advancement of expenses from both the Indemnitee-related entities and the New Gates Parties pursuant to the Delaware General Corporation Law, any agreement or the certificate of incorporation, articles of association, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the New Gates Parties or the Indemnitee-related entities, as applicable.

(ii) The term “Indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the New Gates Parties or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise an Indemnified Party has agreed, on behalf of the New Gates Parties or at the New Gates Parties’ request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described in this Agreement) from whom an Indemnified Party may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the New Gates Parties may also have an indemnification or advancement obligation (other than as a result of obligations under an insurance policy).

SECTION 5. Miscellaneous.

(a) Amendments. No amendment or waiver of any provision of this Agreement, or consent to any departure by any party hereto from any such provision, will be effective unless it is in writing and signed by each of the parties hereto. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement will not operate as or be construed to be a waiver by such party of any subsequent breach.

(b) Notices. Any notices or other communications required or permitted hereunder shall be made in writing and will be sufficiently given if delivered personally or sent by email or facsimile with confirmed receipt, or by overnight courier, addressed as follows or to such other address of which the parties may have given written notice:

if to BMP or BTOA:

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Attention: Julia Kahr / Timur Akazhanov

email: kahr@blackstone.com / timur.akazhanov@blackstone.com

if to the New Gates Parties:

c/o Gates Industrial Corporation plc

1551 Wewatta Street

Denver, CO 80202

Attention: Jamey Seely

Email: jamey.seely@gates.com

Unless otherwise specified herein, such notices or other communications will be deemed received (i) on the date delivered, if delivered personally or sent by email, and (ii) one business day after being sent by facsimile or overnight courier.

(c) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto. Notwithstanding the foregoing, the Managers and other third party beneficiaries may have rights under other agreements with the Company, or otherwise, that overlap with the rights provided under this Agreement. Any such overlapping rights are intended to be cumulative.

(d) Governing Law. THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO NEW YORK’S PRINCIPLES OF CONFLICTS OF LAW.

(e) Consent to Jurisdiction; Waiver of Jury Trial. Each party hereto hereby (i) agrees than any action, directly or indirectly, arising out of, under or relating to this Agreement shall exclusively be brought in and shall exclusively be heard and determined by either the Supreme Court of the State of New York sitting in Manhattan or the United States District Court for the Southern District of New York, and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this paragraph (e), (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

(f) Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the New Gates Parties without the prior written consent of the Managers; provided, however, that each Manager may assign or transfer its duties or interests hereunder to any of its affiliates at the sole discretion of the transferring Manager. Subject to the foregoing, the provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the next sentence, no person or party other than the parties hereto and their respective successors or permitted assigns is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that the Managers and their respective affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives are intended to be third-party beneficiaries under Section 4 hereof.

(g) Counterparts. This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together will be deemed to constitute one and the same instrument.

(h) Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(i) Payments. Each payment made by any of the New Gates Parties pursuant to this Agreement shall be paid by wire transfer of immediately available funds to such account or accounts as specified by the relevant Manager to such New Gates Party prior to such payment.

(j) Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

[signature page follows]

The undersigned have executed, or have caused to be executed, this Monitoring Fee Agreement as of the date first written above.

BLACKSTONE MANAGEMENT PARTNERS L.L.C.

By:	/s/ Julia Kahr
Name: Julia Kahr
Title: Senior Managing Director

BLACKSTONE TACTICAL OPPORTUNITIES ADVISORS L.L.C.

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Authorized Signatory

GATES INDUSTRIAL CORPORATION PLC

By:	/s/ Jamey S. Seely
Name: Jamey S. Seely
Title: Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Monitoring Fee Agreement]